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Exhibit 99.1


Report of Independent Certified Public Accountants on Supplemental Information


To the Board of Directors and
Stockholders of Precision Auto Care, Inc.


In connection with our audit of the consolidated financial statements of Precision Auto Care, Inc. referred to in our report dated September 21, 2001 which is included in this Form 10-K, we have also audited Schedule II as of June 30, 2001 and for the year then ended. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.



Grant Thornton LLP
Vienna, VA
September 21, 2001